EXHIBIT 99.1

Audited Consolidated Financial Statements of Coretec Inc. for the Years Ended December 31, 2008 and December 31, 2007 and related Unaudited Consolidated Financial Statements for the Nine Months Ended September 30, 2009 and September 30, 2008.

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Coretec Inc.

We have audited the consolidated balance sheets of Coretec Inc. [the “Company”] as at December 31, 2008 and 2007 and the consolidated statements of operations and comprehensive (loss) income, deficit and cash flows for each of the years in the three-year period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and 2007 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with Canadian generally accepted accounting principles.

/s/ “Ernst & Young LLP”
Toronto, Canada,	Chartered Accountants
February 18, 2010	Licensed Public Accountants

CORETEC INC.

CONSOLIDATED BALANCE SHEETS

[Canadian dollars in thousands]

As at December 31

	2008	2007
ASSETS
Current
Cash	$1,130	$1,829
Restricted cash [note 12]	397	—
Mortgage receivable [note 4]	—	1,050
Accounts receivable	15,538	12,389
Inventories [note 3]	5,356	4,009
Prepaid expenses	576	688
Income taxes recoverable [note 7]	182	—

Total current assets	23,179	19,965

Property, plant and equipment, net [notes 4 and 6[a]]	32,122	30,250
Other assets [note 5]	147	756

TOTAL ASSETS	55,448	50,971

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Bank indebtedness [note 6[a]]	3,630	4,021
Accounts payable and accrued liabilities	11,882	7,886
Current portion of long-term debt [note 6[b]]	2,077	1,887
Income taxes payable [note 7]	219	—

Total current liabilities	17,808	13,794

Long-term debt [note 6[b]]	10,190	7,479

Total liabilities	27,998	21,273

Commitments and contingencies [note 8]

Shareholders’ equity
Share capital [note 9]	60,973	61,066
Share capital held by long-term incentive plan [note 9]	(11)	(100)
Contributed surplus [note 9]	821	750
Deficit	(34,333)	(32,018)

Total shareholders’ equity	27,450	29,698

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$55,448	$50,971

See accompanying notes to the consolidated financial statements

CORETEC INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

[Canadian dollars in thousands except per share amounts]

Years ended December 31

	2008	2007	2006
Sales	$81,040	$85,417	$92,047
Cost of sales	71,088	74,811	75,326

Gross profit	9,952	10,606	16,721

Expenses
Selling, general and administrative	10,990	12,228	13,720

Income (loss) from operations, before the following:	(1,038)	(1,622)	3,001

Interest and other expenses, net [note 11]	888	993	696
Foreign exchange loss (gain) [note 12]	150	519	(39)
Loss (gain) on disposal of property plant and equipment	(57)	4	284

Income (loss) before income taxes	(2,019)	(3,138)	2,060

Income taxes [note 7]	296	73	––

Net (loss) income and comprehensive (loss) income	(2,315)	(3,211)	2,060

Net (Loss) income per share [note 10]
Net (loss) income per share basic and diluted	$(0.12)	$(0.17)	$0.11

See accompanying notes to the consolidated financial statements

CORETEC INC.

CONSOLIDATED STATEMENTS OF DEFICIT

[Canadian dollars in thousands]

Years ended December 31

	2008	2007	2006

Deficit, beginning of year	$(32,018)	$(28,807)	$(30,867)
Net (loss) income for the year	(2,315)	(3,211)	2,060

Deficit, end of year	$(34,333)	$(32,018)	$(28,807)

See accompanying notes to the consolidated financial statements

CORETEC INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

[Canadian dollars in thousands]

Years ended December 31

	2008	2007	2006
OPERATING ACTIVITIES
Net (loss) income	$(2,315)	$(3,211)	$2,060
Non-cash items
Depreciation and amortization	4,369	4,928	5,000
Stock-based compensation [note 9]	71	89	202
Long-term incentive plan compensation [note 9]	89	18	12
Unrealized foreign exchange loss (gain)	(358)	1,417	(115)
Amortization of deferred financing charges	84	112	75
Purchase of common shares held in trust by long-term incentive plan	—	—	(130)
Loss (gain) on disposal of property plant and equipment	(57)	4	284

	1,883	3,357	7,388
Change in restricted cash	(397)	—	—
Net change in non-cash working capital balances related to operations [note 13]	442	(1,258)	1,048

Cash provided by operating activities	1,928	2,099	8,436

FINANCING ACTIVITIES
Increase in long-term debt	3,568	6,578	—
Repayments of long-term debt	(1,567)	(3,136)	(2,147)
Increase (decrease) in bank indebtedness	(391)	4,021	(2,599)
Issuance (repurchase) of share capital	(93)	2	—
Repayment of shareholder loan	—	—	28

Cash provided by (used in) financing activities	1,517	7,465	(4,718)

INVESTING ACTIVITIES
Purchase of property, plant and equipment	(6,231)	(9,661)	(3,900)
Proceeds on disposal of property, plant and equipment [note 4]	197	259	—
Repayment of mortgage receivable	1,050	—	—
Decrease in restricted short-term deposit	—	—	1,057
Decrease (increase) in other assets	525	172	(891)

Cash used in investing activities	(4,459)	(9,230)	(3,734)

Effect of exchange rate changes on cash	315	(226)	9

Net increase (decrease) in cash during the year	(699)	108	(7)
Cash, beginning of year	1,829	1,721	1,728

Cash, end of year	1,130	1,829	1,721

Supplemental cash flow information
Interest paid	717	825	563
Income taxes paid	$42	$—	$63

See accompanying notes to the consolidated financial statements

Notes to Consolidated Financial Statements of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands except number of shares and per share amounts, unless otherwise noted]

1. NATURE OF OPERATIONS

Coretec Inc. [the “Company”] designs and manufactures printed circuit boards [“PCBs”] with principal operations in Toronto, Ontario; Denver, Colorado and Cleveland, Ohio.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of the Company have been prepared by management in Canadian dollars following Canadian generally accepted accounting principles [“Canadian GAAP”]. These principles are also in conformity, in all material respects, with United States generally accepted accounting principles [“U.S. GAAP”], except as described in note 16 to the consolidated financial statements.

The significant accounting policies followed by the Company are summarized as follows:

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Principal operating subsidiaries are: Coretec Denver Inc. and Coretec Cleveland Inc. All intercompany transactions have been eliminated.

Revenue recognition

The Company recognizes revenue from product manufacturing, design services and consignment revenue at the time of product and design shipment and for consignment stock in the month stock is used, and when collectability is reasonably assured. All shipments are supported by customer purchase orders or supply agreements. Where appropriate, and based on historical experience, provisions are made at that time for estimated warranty and return costs.

Cash and cash equivalents

Cash and cash equivalents consist of cash in bank and short-term investments with maturities on acquisition of 90 days or less.

Inventories

Effective January 1, 2008, the Company adopted the Canadian Institute of Chartered Accountants [“CICA”] Handbook Section 3031 - “Inventories” which is based on the International Accounting Standards Board’s International Accounting Standard 2 and replaced existing CICA Handbook Section 3030. Under this new standard, inventories are required to be measured at the lower of cost and net realizable value and any items considered to be major future components of property, plant and equipment are to be transferred to property, plant and equipment. The new standard also provides updated guidance on the appropriate methods of determining cost and the impact of any write-downs to net realizable value. The implementation of this standard did not have a material impact on the Company’s results of operations.

Inventories are valued on a first-in, first-out basis at the lower of cost and market. Cost includes direct material, direct labour and overhead. Market is defined as net realizable value for finished goods, net realizable value less costs to complete for work-in-process and replacement cost for raw materials.

Capital disclosures

Effective January 1, 2008, the Company adopted CICA Handbook Section 1535 – “Capital Disclosures” which requires disclosure of the Company’s objectives, policies and processes for managing capital as well as its compliance with any external capital requirements. The implementation of this standard did not have any impact on the Company’s results of operations or financial position. The resulting disclosures from implementation are presented in note 12.

Notes to Consolidated Financial Statements of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands except number of shares and per share amounts, unless otherwise noted]

Property, plant and equipment

Property, plant and equipment are recorded at cost, including capitalized interest where applicable, and are depreciated or amortized on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings	20 years
Machinery and equipment	4 - 7 years
Office equipment	7 years
Leasehold improvements	Over the term of the lease
Computer hardware and software	3 - 5 years

Depreciation and amortization are charged on equipment and facilities used in production once the assets are placed into service.

Repairs and maintenance costs are charged to operations as incurred.

Deferred financing charges

Deferred financing charges included in the carrying value of financial liabilities are recognized in interest expense over the term of the resulting loan. The Company uses the effective interest rate method to recognize the resulting loan discount from direct loan origination costs over the term of the loan.

Income taxes

The Company follows the liability method of income tax allocation. Under this method, future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company evaluates the ability to realize its future tax assets. The factors used to assess the likelihood of realization are the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the future tax assets.

Stock-based compensation

The Company has a stock-based compensation plan for employees. Under this plan, options are awarded to purchase common shares at prices equal to the closing market price of the shares on the day prior to the grant date, subject to vesting provisions. The Company recognizes a compensation expense based on the fair value of the options granted using an option pricing model. The fair value of the options is recognized over the vesting period of the options granted as compensation expense and contributed surplus. The contributed surplus balance is reduced as the options are exercised and credited to share capital.

For the purposes of calculating the stock-based compensation expense, the fair value of stock options is estimated at the date of the grant using the Black-Scholes option pricing model and the cost is amortized over the vesting period. This model requires the input of a number of assumptions including dividend yields, expected stock price volatility, expected time until exercise and risk-free interest rates. Although the assumptions used reflect management’s best estimates, they involve assumptions based on market conditions generally outside of the control of the Company.

Members of the Board of Directors receive certain cash incentive compensation in the form of Deferred Share Unit Plan [“DSUP”] units as part of the annual Board retainer. Each unit is equal in value to one common share of the Company at the time of issue. DSUP units are expensed when issued, recorded as a short-term liability and changes in the value of DSUP units outstanding are recognized in income in the period that they occur.

Notes to Consolidated Financial Statements of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands except number of shares and per share amounts, unless otherwise noted]

Long-term incentive plan

In July 2006, a trust [the “LTIP Trust”] was formed to hold the common shares of the Company on behalf of the Company’s long-term incentive plan [the “LTIP”]. The Company is neither a trustee nor a direct participant of the LTIP; however, under certain circumstances the Company may be the beneficiary of forfeited common shares held by the LTIP Trust. Consequently, the LTIP Trust is considered a variable interest entity for accounting purposes and the Company consolidates the LTIP Trust. With respect to each grant under the LTIP, the common shares held by the LTIP Trust vest monthly over thirty-five months beginning at the date of the award to the participant. Compensation expense is recorded by the Company over the vesting period. Unvested common shares held by the LTIP Trust are shown as a reduction of shareholders’ equity. The basic net income (loss) per share calculation reflects the impact of the LTIP shares not vested.

Earnings per share

Basic earnings per share are calculated using the weighted average number of shares outstanding during the year. Diluted earnings per share are calculated using the treasury stock method for determining the dilutive effect of outstanding options. Under this method, the exercise of options is assumed at the beginning of the year [or at the time of issuance, if later] and shares are assumed to be issued. The proceeds from the exercise are assumed to be used to purchase common shares at the average market price during the year and the incremental number of shares [the difference between the number of shares assumed issued and assumed purchased] is included in the denominator of the diluted earnings per share computation.

Government assistance

The Company records the benefit related to investment tax credits [“ITCs”] as a reduction of the cost of property, plant and equipment where the ITCs relate to property, plant and equipment and as a reduction in expenses in the case of ITCs related to non-capital expenditures. The benefit of ITCs is recorded when qualified expenditures are made and recovery is reasonably assured.

Foreign currency translation

The Company’s functional currency is the Canadian dollar. The Company translates transactions in foreign currencies as well as operations of its integrated foreign subsidiaries into Canadian dollars using the temporal method. Under this method, monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the rates of exchange prevailing at the consolidated balance sheet dates. Non-monetary amounts are translated at the rates of exchange prevailing on the transaction date. Foreign exchange gains or losses are included in the determination of net (loss) income and comprehensive (loss) income for the year.

The Company enters into foreign exchange forward contracts to mitigate its foreign exchange risks. The contracts do not qualify for hedge accounting treatment and, as such, are marked-to-market at the end of each reporting period, resulting in a gain or loss to income.

Use of estimates

The preparation of the consolidated financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities; the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Management believes that the estimates and assumptions used in preparing its consolidated financial statements are reasonable and prudent; however, actual results could differ from those estimates.

Notes to Consolidated Financial Statements of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands except number of shares and per share amounts, unless otherwise noted]

Financial instruments

Effective January 1, 2008, the Company adopted CICA Handbook Section 3862 Financial Instruments - Disclosures and Section 3863 Financial Instruments - Presentation. As provided under the standards, the comparative consolidated financial statements have not been restated.

Under the new standards, all financial assets are classified as [i] held-for-trading, [ii] held-to-maturity investments, [iii] loans and receivables or [iv] available-for-sale. Also, all financial liabilities are classified as [i] held-for-trading or [ii] other financial liabilities. Upon initial recognition, all financial instruments are recorded on the consolidated balance sheets at their fair values. After initial recognition, the financial instruments are measured at their fair values, except for held-to-maturity investments, loans and receivables and other financial liabilities, which are measured at amortized cost using the effective interest rate method. Note 12 of these consolidated financial statements describes the classification and valuation of the various financial assets and liabilities.

Derivatives and hedge accounting

The Company enters into foreign currency forward contracts to reduce its exposure to foreign currency denominated cash flows and the change in the fair value of foreign denominated assets and liabilities [note 12]. All derivative instruments are recorded on the consolidated balance sheets at fair value unless exempted from derivative treatment as a normal purchase and sale. All changes in their fair value are recorded in net (loss) income. The Company also holds foreign currency denominated debt as a hedge against the carrying value of its equity investment in certain foreign currency denominated operations.

Impairment of long-lived depreciable assets

The Company reviews whether there are any indicators of impairment of its property, plant and equipment and identifiable intangible assets [“long-lived depreciable assets”]. If such indicators are present, the Company assesses the recoverability of the assets or group of assets by determining whether the carrying value of such assets can be recovered through undiscounted future cash flows. If the sum of undiscounted future cash flows is less than the carrying amount, the excess of the carrying amount over the estimated fair value, based on discounted future cash flows, is recorded as a charge to earnings.

Future accounting pronouncements

Goodwill and intangible assets and other standards

In January 2008, the CICA issued Handbook Section 3064, “Goodwill and Intangible Assets”, and amended Handbook Section 1000, “Financial Statement Concepts”, and Accounting Guideline 11 “Enterprises in the Development Stage” and withdrew Handbook Section 3450, “Research and Development Costs”. Handbook Section 3064 clarifies that costs may only be deferred when they relate to an item that meets the definition of an asset. The concept of matching revenues and expenses remains appropriate for allocating the cost of an asset that is consumed in general revenue over multiple reporting periods. Handbook Section 3064 replaces Handbook Section 3062 and provides extensive guidance on when expenditures qualify for recognition as intangible assets. These changes are effective for fiscal years beginning on or after October 1, 2008. The Company is currently in the process of evaluating the potential impact of these standards on its consolidated financial statements.

International financial reporting standards [“IFRS”]

On February 13, 2008, the AcSB confirmed that publicly accountable enterprises will be required to adopt IFRS in place of Canadian GAAP for interim and annual reporting purposes for fiscal years beginning on or after January 1, 2011. A limited number of converged or IFRS-based standards will be incorporated into Canadian GAAP prior to 2011, with the remaining standards to be adopted at the change over date. The Company has an internal initiative to govern the conversion process and is currently in the process of evaluating the potential impact of the conversion to IFRS on its consolidated financial statements. At this time, the impact on the Company’s future financial position and results of operations is not reasonably determinable or estimable.

Notes to Consolidated Financial Statements of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands except number of shares and per share amounts, unless otherwise noted]

3. INVENTORIES

Inventories consist of the following:

	2008	2007
Raw materials	$2,232	$1,777
Work-in-process	1,843	1,401
Finished goods	1,281	831

	$5,356	$4,009

At December 31, 2008, the Company netted a provision of $0.6 million [2007 - $0.9 million] against inventory.

All of the inventories are included in the Bank of Montreal general security agreement [note 6].

4. PROPERTY, PLANT AND EQUIPMENT

At December 31, 2008, the Company held approximately $0.9 million [2007 - $3.6 million] of equipment that was not currently in use.

Property, plant and equipment consist of the following:

	2008
	Cost	Accumulated depreciation	Net book value
Land	$2,920	$—	$2,920
Buildings	14,790	2,121	12,669
Machinery and equipment	57,891	43,723	14,168
Office equipment	1,127	1,014	113
Leasehold improvements	6,507	4,937	1,570
Computer hardware and software	8,318	7,636	682

	$91,553	$59,431	$32,122

	2007
	Cost	Accumulated depreciation	Net book value
Land	$2,920	$—	$2,920
Buildings	12,967	1,413	11,554
Machinery and equipment	53,924	40,695	13,229
Office equipment	1,084	914	170
Leasehold improvements	6,507	4,827	1,680
Computer hardware and software	7,953	7,256	697

	$85,355	$55,105	$30,250

The Company has two capital leases with lease terms to June 2009. The Company has the option to purchase the equipment at the end of the lease for the fair market value at end of term.

The net book value of assets under capital lease at December 31, 2008 is $1.4 million, net of accumulated depreciation of $37,148 [2007 - net book value of $1.3 million, net of accumulated depreciation of nil].

Notes to Consolidated Financial Statements of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands except number of shares and per share amounts, unless otherwise noted]

Sale of Lawrence Facility real estate

In October 2005, the Company completed the sale of the real estate associated with its Lawrence facility for gross proceeds of $2.1 million realizing a gain of $186,000. The Company entered into a lease agreement for the Lawrence facility until March 2007 [subsequently extended to May 2007] and amortized the gain on sale over the period of the original lease. The Company received cash of $1.05 million and assumed a 30-month vendor-take-back [“VTB”] mortgage in the amount of $1.05 million. The VTB mortgage earned interest at a rate of 5% per annum, which was paid quarterly with no principal payments required until maturity. The fair value of this mortgage at December 31, 2007 was not significantly different from its recorded amount. The Company consolidated its Lawrence operations at its Sheppard facility prior to the end of the Lawrence lease.

On April 2, 2008, the Company received $1.05 million in connection with the discharge of the mortgage receivable and accumulated interest of $13,000. The cash received was invested in a short-term deposit and, on maturity, was used to repay long-term debt of $0.6 million and reduce bank indebtedness by the remaining, as required under the terms of the Company’s credit facilities.

The Lawrence real estate was subject to a mortgage held by the Business Development Bank of Canada [“BDC”]. The BDC had a condition of principal repayment of $0.3 million associated with the release of its mortgage, which was waived on closing.

5. OTHER ASSETS

Other assets consist of the following:

	2008	2007
Deferred financing charges, net of accumulated amortization of $691 [2007 - $607]	$15	$74
Deposits on machinery and equipment	132	682

	$147	$756

6. BANK INDEBTEDNESS AND LONG-TERM DEBT [note 18]

[a] Bank indebtedness

Under the terms of an amended and restated credit agreement dated November 30, 2005, the Bank of Montreal extended the term of the $8.0 million revolving credit facility to November 29, 2008. The revolving credit facility is collateralized by the Company’s accounts receivable and inventories. Funds advanced under this facility bear interest at the rate of prime plus 1.0%. At December 31, 2008, there was an amount of $3.6 million advanced [2007 - $4.0 million] and no letters of credit had been issued against the revolving credit facility [2007 - nil].

Fund availability under the credit facility is calculated as eligible accounts receivable, less the bank reserves and less the loan balance outstanding. Bank reserves are comprised of a general reserve and amounts deemed necessary by the bank to cover liabilities which take precedent. These include payroll, property taxes, foreign exchange contracts and credit cards. Fund availability at December 31, 2008 was $3.9 million in addition to the $3.6 million already borrowed [2007 - $1.2 million].

The Bank of Montreal holds a second ranking charge on the Toronto and Cleveland real estate behind BDC and Zions Bank. The credit facility is also collateralized by a general security agreement against all of the Company’s assets.

The terms of the combined bank facilities require the Company to maintain a minimum consolidated tangible net worth of $24.0 million over the term of the loan. The Company’s consolidated tangible net worth as at December 31, 2008 as calculated based upon the terms of the credit facility was $25.6 million. In addition, the terms of the bank facilities also contain restrictions with respect to certain operating aspects of the Company including, but not limited to, its ability to pay dividends, make capital expenditures or incur additional indebtedness.

Notes to Consolidated Financial Statements of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands except number of shares and per share amounts, unless otherwise noted]

[b] Long-term debt

Long-term debt consists of the following:

	2008	2007
BDC - original loan [i]	$1,656	$2,173
BDC - equipment loan [iii]	1,780	—
GE Capital mortgage [ii]	1,676	1,307
BDC - infrastructure loan [iii]	4,255	2,291
BDC - building loan [iii]	653	838
Zions Bank [iv]	1,916	1,520
Capital leases [[v] and [note 8]]	623	1,237
Deferred finance charges	(292)	—

	12,267	9,366
Less current portion	(2,077)	(1,887)

	$10,190	$7,479

[i]	In March 2002, a $5.0 million term loan was provided by BDC and is collateralized by one property of the Company and a general security agreement. The loan requires monthly principal repayments of $46,283 amortized on a straight-line basis over the loan term, and bears interest, payable monthly, for the first seven years at 7.4% per annum, after which, the Company may choose a floating rate or fixed rate based on the corresponding BDC lending rate less 1.5%. The loan matures in December 2011. The loan requires the Company to maintain a debt to equity ratio of 0.75:1 or lower and a minimum working capital ratio of 1.2:1. As at December 31, 2008, the Company’s ratios were 0.45:1 and 1.30:1, respectively. The fair value of this loan at December 31, 2008 was not significantly different from its recorded amount.
[ii]	During 2007, the Company completed the replacement of its two mortgages with GE Real Estate, aggregating U.S.$1.4 million, collateralized by the land and building of the Denver facility. The mortgage accrues interest at 7.55% per annum, has a term through June 2032, and requires monthly interest and principal repayments of U.S.$10,717 [$13,000]. The U.S. dollar equivalent of the term loan at December 31, 2008 was US$1.375 million [2007 - $1.395 million]. The fair value of this loan at December 31, 2008 was not significantly different from its recorded amount.
[iii]	In the first quarter of 2008, the Company received a letter of offer of credit from BDC to provide additional financing through two loans to the Company. The first loan facility of $3.0 million is specific to the phase two completion of the Sheppard facility for expanding infrastructure. This building loan will be added to the remaining balance of the current building loan which was approximately $2.3 million at September 30, 2008. The combined $5.3 million loan accrues interest at BDC’s floating base rate [5.25% at December 31, 2008], has a 20 year term, and requires monthly principal repayments of $22,125 commencing the month subsequent to disbursement of loan funds. In the third quarter of 2008, BDC advanced $2.0 million on this loan. Subsequent to December 31, 2008, BDC advanced $0.7 million as a second tranche against the first loan facility.

The second loan of U.S. $3.0 million is specific to the purchase of new equipment. The loan will be collateralized by a general security agreement from the Company providing a first security interest on equipment financed by BDC and the Sheppard building and land. The U.S.$3.0 million equipment loan accrues interest at the 1-month U.S.$ floating base rate plus 0.6%, [5.4% at December 31, 2008], has a 7 year term, and requires an initial monthly principal repayment of U.S.$32,750 on commencement of the loan and 83 consecutive monthly payments thereafter of U.S.$35,750 [$44,000]. In the third quarter of 2008, BDC advanced U.S. $1.6 million on this loan. Subsequent to December 31, 2008, BDC advanced U.S. $0.6 million as a second tranche against the second loan facility.

Both BDC loans require a minimum consolidated working capital ratio for the Company of 1.2:1 and a long term debt/tangible equity ratio not to exceed 0.75:1. Both loans are collateralized by the Sheppard land and building, and include the requirement for the guarantee of 25% of the loan balance by Coretec Holdings Inc, a wholly owned subsidiary of the Company.

Notes to Consolidated Financial Statements of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands except number of shares and per share amounts, unless otherwise noted]

[iv]	In the fourth quarter of 2007, the Company obtained new mortgage financing from Zions Bank totaling U.S.$1.6 million collateralized by the land and building of the Cleveland facility. The mortgage accrues interest at 6.92%, has a term through November 2032, and requires monthly principal and interest repayments of U.S. $11,712 [$14,000]. Proceeds from this mortgage were used to fully repay the U.S. term debt with the Bank of Montreal. The U.S. dollar equivalent of the term loan at December 31, 2008 was U.S. $1.573 million [2007 – U.S. $1.6 million]. The fair value of this loan at December 31, 2008 was not significantly different from its recorded amount.
[v]	In the fourth quarter of 2007, the Company purchased capital equipment under a capital lease provided by Key Equipment Finance Canada Ltd. The lease started December 1, 2007 and runs for 20 payments of U.S. $70,000 [$85,000] each, payable monthly in advance maturing on June 30, 2009. The lease does not have an interest rate component and is fully paid in 20 payments.

In the second quarter of 2008, the Company purchased information technology equipment under a capital lease. The lease began in May 2008 and terminates in April 2012 with monthly payments of U.S. $2,876 [$4,000]. The lease has an inherent interest rate of 9.7%.

Future repayments on long-term debt are as follows:

2009	$2,077
2010	1,562
2011	1,541
2012	509
2013	247
Thereafter	6,331

$12,267

7. INCOME TAXES

A reconciliation of the Company’s income tax expense is as follows:

	2008		2007		2006
Income tax (recovery) expense at average statutory tax rate	$(636)	(31.5)%	$(1,071)	(34.1)%	$744	36.1%
Temporary differences not benefited	572	28.4	1,254	40.0	22	1.1
Use of prior years’ tax benefits not recognized	(296)	(14.7)	(361)	(11.5)	(1,218)	(59.7)
Tax losses of foreign subsidiary not benefited	—	—	—	—	16	0.8
Expenses not deductible for tax	53	2.6	84	2.7	124	6.0
Effect of future tax rate reductions	—	—	975	31.1	219	11.0
Other permanent differences	565	28.0	(839)	(26.8)	96	4.8
Foreign tax jurisdictions	38	1.83	31	0.98	(3)	(0.1)

Income tax expense	$296	14.7%	$73	2.3%	—	—

Significant components of the Company’s future tax assets and liabilities are as follows:

	2008	2007
Future income tax assets
Non-capital operating losses	$2,296	$2,498
Scientific research and experimental development	306	1,295
Investment and other tax credits	3,068	1,165
Property, plant and equipment	1,323	1,379
Financing costs and other, net	1,992	916

	8,985	7,253
Valuation allowance	(8,985)	(7,056)

	—	197
Future income tax liabilities
Capital assets	—	197

Net future income tax liabilities	—	—

Notes to Consolidated Financial Statements of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands except number of shares and per share amounts, unless otherwise noted]

As at December 31, 2008, the Canadian parent had Federal and Ontario non-capital losses of $6,810 [2007 - $5,704] as well as $3,610 [2007 - $1,370] of Federal investment tax credits available to reduce future Federal taxes payable. These will expire as follows:

	Investment tax credits	Federal and Ontario loss carryforwards	U.S. loss carryforwards
2009	$346	—	—
2011	575	—	—
2012	640	—	—
2013	503	—	—
2014	520	—	—
2015	563	—	—
2016	463	—	—
2025	—	—	1,224
2027	—	4,433	1
2028	—	2,377	—

	$3,610	$6,810	$1,225

In addition to the non-capital losses outlined above, the Company and its subsidiaries have $1,132 [2007 and 2006 - $7,688] in Federal scientific research and experimental development [“SRED”] expenditures and $1,132 [2007 and 2006 - $1,182] in Ontario SRED expenditures that are available to reduce taxable income in future years and have an unlimited carryforward period. The benefit of this carryforward amount has not been reflected in these consolidated financial statements.

In these consolidated financial statements the Company has recognized Ontario investment tax credits of $0.2 million.

8. COMMITMENTS AND CONTINGENCIES

The Company has future minimum rental commitments under operating leases for equipment and premises having initial or remaining non-cancellable terms in excess of one year as follows:

2009	$421
2010	258
2011	126
2012	40
2013	15
Thereafter	—

Total minimum lease payments	$860

The Company is subject to various laws, regulations and government policies relating to environmental matters. The Company believes that it is in compliance with such laws, regulations and government policies in all material respects.

At December 31, 2008, the Company had entered into commitments to purchase equipment and for infrastructure services at its Sheppard facility totalling $0.7 million [2007 - $1.9 million, equipment only].

Notes to Consolidated Financial Statements of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands except number of shares and per share amounts, unless otherwise noted]

9. SHARE CAPITAL

Authorized

Authorized share capital is comprised of an unlimited number of voting common shares with no par value.

Issued and outstanding

	2008		2007
	Number of shares		Number of shares
Total share capital issued	18,642,886	$61,170	18,642,886	$61,170
Normal course issuer bid	(621,079)	(93)	—	—

Total share capital issued	18,021,807	61,077	18,642,886	61,170
Less advance to shareholder	—	(104)	—	(104)

	18,021,807	$60,973	18,642,886	$61,066

The advance to shareholder at December 31, 2008 is non-interest bearing and is due July 2011. The carrying value of the advance as at December 31, 2008 was $104,190 [2007 - $104,190]. The shares pledged as collateral for these advances had a fair market value of $3,559 at December 31, 2008 [2007 - $14,508].

Share options

The Company has established a share option plan [the “Share Option Plan”]. Under the Share Option Plan, the Company may grant up to 1,900,000 options to purchase common shares to full-time employees, officers, directors and designated consultants of the Company. Options are granted at a price that is not less than the fair market value at the date of the grant. As at December 31, 2008, there were 1,139,000 options outstanding, net of forfeitures, expired and exercised, since inception of the Share Option Plan.

The options granted to date under the Share Option Plan become exercisable on a cumulative basis, as to one-third per year upon each of the first, second and third anniversaries of their issue. The options expire five years from the date of issue.

The following is a continuity of options under the Share Option Plan:

	2008		2007
	Options	Weighted average exercise price	Options	Weighted average exercise price
Outstanding, beginning of year	997,334	$1.30	1,537,334	$1.71
Granted	400,000	0.31	400,000	1.22
Exercised	—	—	(3,333)	0.80
Forfeited	—	—	(714,167)	1.27
Expired	(258,334)	1.35	(222,500)	4.05

Outstanding, end of year	1,139,000	0.94	997,334	1.30

Exercisable, end of year	495,657	$1.33	439,825	$1.50

The following summarizes information about stock options outstanding and exercisable at December 31, 2008:

Exercise price $	Number outstanding #	Weighted average remaining contractual life [years]	Number exercisable #
0.31	400,000	4.56	—
0.77	50,000	1.72	50,000
0.95	50,000	2.23	33,332
1.01	132,500	1.34	132,500
1.20	270,000	3.56	89,997
1.25	130,000	2.59	86,662
1.38	10,000	2.37	6,666
2.40	96,500	0.59	96,500

	1,139,000	3.14	495,657

Notes to Consolidated Financial Statements of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands except number of shares and per share amounts, unless otherwise noted]

Stock-based compensation

For the year ended December 31, 2008, the Company recognized a compensation expense of $71,000 [2007 - $89,000, 2006 - $202,000] for stock option awards. The fair value of the options granted was estimated at the date of the grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.5%; expected life of five years; volatility of 85% and dividend yield of nil. During the year, 400,000 [2007 - 400,000, 2006 - 435,000] options were granted with a weighted-average fair value of $0.22 [2007 - $0.62, 2006 - $0.87] per option.

Deferred Share Unit Plan

The Company adopted a DSUP for its Board of Directors during 2003. Each unit is equal in value to one common share of the Company at the time of issue. The units are issued on the basis of the closing market price per share of the Company’s common shares on the Toronto Stock Exchange on the date of issue. DSUP units mature upon termination of directorship, whereupon a director is entitled to receive the fair market value of the equivalent number of common shares in cash.

As at December 31, 2008, 493,188 DSUP units were outstanding at a value of $44,000 [2007 -304,989 units at a value of $204,000, 2006 - 204,215 units at a value of $200,000].

Long-term Incentive Plan

During 2006, the Company introduced a LTIP whereby one half of any bonus conferred to any member of the executive team is delivered to the LTIP Trust. The LTIP Trust will then use the funds to purchase shares of the Company. Any portion of the remaining bonus may be received in cash or voluntarily directed to the LTIP Trust. The shares are held by the LTIP Trust for 35 months [the deferral period], at which time they are provided to the executive [net of any required withholding taxes].

During 2008, no common shares were purchased by the LTIP Trust. As at December 31, 2008, 11,011 shares [2007 - 23,491 shares, 2006 - 8,906 shares] had vested and the Company has recorded a compensation expense of $89,000 [2007 - $18,479, 2006 - $11,707].

Normal course issuer bid [“NCIB”]

During 2008, the Company established a normal course issuer bid repurchase program and repurchased 621,079 of its common shares at a cost of $93,000. In January 2009, the Company has established a NCIB to repurchase up to a further 900,000 of its outstanding common shares which expires on January 14, 2010.

10. EARNINGS (LOSS) PER SHARE

Earnings (loss) per share consist of the following:

	2008	2007	2006
Basic (loss) earnings per share:
Net (loss) income	$(2,315)	$(3,211)	$2,060
Weighted average number of common shares outstanding	18,622,855	18,642,886	18,614,607

Basic (loss) earnings per share	$(0.12)	$(0.17)	$0.11

Diluted (loss) earnings per share:
Net (loss) income	(2,315)	(3,211)	2,060
Weighted average number of common shares outstanding	18,622,855	18,642,886	18,639,553

Diluted effect of stock options	—	—	150,413

Adjusted weighted average number of common shares outstanding	18,622,855	18,642,886	18,789,966

Diluted (loss) earnings per share	$(0.12)	$(0.17)	$0.11

Notes to Consolidated Financial Statements of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands except number of shares and per share amounts, unless otherwise noted]

In 2008 and 2007 no stock options were included in the calculation of diluted loss per share. In 2006 stock options with an exercise price in excess of $1.38 were excluded because the effect would have been anti-dilutive.

The weighted average number of common shares outstanding used in the basic loss per share of continuing operations is net of the weighted average unvested shares being held by the LTIP Trust.

11. INTEREST AND OTHER EXPENSES

Interest and other expenses comprise the following:

	2008	2007	2006
Interest expense and bank charges	$847	$982	$732
Amortization of deferred financing charges	84	112	75
Interest income	(43)	(101)	(111)

	$888	$993	$696

Interest on long-term debt for 2008 was $1.0 million [2007 - $0.5 million, 2006 - $0.5 million].

12. FINANCIAL INSTRUMENTS

The Company’s financial assets and liabilities are recorded and measured as follows:

Asset/Liability	Category	Measurement
Cash	Held-for-trading	Fair value
Accounts receivable	Loans and receivables	Amortized costs
Mortgage receivable	Loans and receivables	Amortized costs
Accounts payable and accrued liabilities	Other liabilities	Amortized costs
Bank indebtedness	Other liabilities	Amortized costs
Long-term debt	Other liabilities	Amortized costs

Other consolidated balance sheet accounts, such as inventories, prepaid expenses, property, plant and equipment, and other assets are not within the scope of the new accounting standards as they are not financial instruments.

Embedded derivatives are required to be separated and measured at fair values if certain criteria are met. Embedded derivatives include elements of contracts whose cash flows move independently from the host contract. Management reviewed the contracts and determined that the Company does not currently have any embedded derivatives in these contracts that require separate accounting and disclosure.

Fair value

The carrying values of cash, accounts receivable, bank indebtedness and accounts payable and accrued liabilities approximate their fair values due to the relatively short periods to maturity of these instruments. The fair values of other financial assets and liabilities have been disclosed elsewhere in the notes, which further describe the attributes of these items.

Notes to Consolidated Financial Statements of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands except number of shares and per share amounts, unless otherwise noted]

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. During the year, the largest single customer comprised approximately 7% of sales [2007 - 7%, 2006 - 6%]. At December 31, 2008, the largest single customer represented approximately 5% of trade receivables [2007 - 5%, 2006 - 3%].

Foreign exchange risks and commitments

The Company is exposed to market risk in foreign currency rates as a substantial portion of the Company’s revenues are denominated in U.S. dollars while a substantial portion of its costs and expenses are denominated in Canadian dollars. Accordingly, to minimize currency exposure, the Company converts a portion of its U.S. dollar cash flows to Canadian dollars through forward contracts. As at December 31, 2008, the Company had entered into forward foreign exchange contracts to sell U.S. $2.5 million at varying intervals during 2009 at an average U.S. dollar to Canadian dollar exchange rate of 1.02. The fair value of the forward contracts was a loss of $0.5 million as at December 31, 2008 that has been included in loss and a corresponding liability included in accounts payable. Included in the foreign exchange loss of $150,000 [2007 - loss of $519,000, 2006 - gain of $39,000] on the consolidated statements of operations and comprehensive loss is realized foreign exchange loss of approximately $483,450 [2007 - gain of $393,000, 2006 - loss of $377,000] from forward exchange contracts that matured in the year.

Due to the substantial depreciation of the Canadian dollar relative to the U.S. dollar in the fourth quarter, the Company received a margin call from the bank in relation to the forward exchange contracts outstanding at that time. To comply with the margin call requirement, the Company made a deposit of $397,182 [U.S. $326,085]. The deposit was returned to the Company in January 2009 as the forward exchange contracts matured. The margin call has been denoted as restricted cash within the financial statements.

At December 31, 2008, 87% [2007 - 79%] of trade accounts receivable are denominated in U.S. dollars.

The Company operates in Canada and the U.S. The functional and reporting currency of the Company is the Canadian dollar. Foreign exchange risk arises because the amount of the local currency receivable or payable for the transactions denominated in foreign currencies may vary due to changes in the exchange rates [“transaction exposures”] and because the non-Canadian dollar denominated financial statements of the Company may vary on consolidation into Canadian dollar [“translation exposures”].

The most significant transaction exposure arises in the Canadian operations. The consolidated balance sheets of the Canadian operations includes U.S. dollar denominated debt. The Canadian operations are required to revalue the Canadian dollar equivalent of the U.S. dollar denominated debt at each period end. In addition, approximately 81% of revenues of the Canadian operations and approximately 20% of its operation expenses are transacted in U.S. dollars. As a result, the Company may experience transaction exposures because of volatility in the exchange rate between the Canadian and U.S. dollar. The two U.S. operations each have a U.S. denominated mortgage.

The objective of the Company’s foreign exchange risk management activities is to minimize transactions exposures and the resulting volatility of the Company’s earnings. The Company manages the risk by entering into foreign exchange forward contracts. The Company’s U.S. dollar debt reduces foreign currency fluctuations exposure of its U.S. denominated assets.

Interest rate risk

The Company’s interest rate risk primarily arises from its floating rate debt, in particular its revolving line of credit and BDC loan. At December 31, 2008, $10.3 million of the Company’s total debt is subject to movements in floating interest rates.

Notes to Consolidated Financial Statements of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands except number of shares and per share amounts, unless otherwise noted]

Credit risk

Credit risk arises from cash and cash equivalents held with banks and financial institutions, foreign exchange forward contracts as well as credit exposure to clients, including outstanding accounts receivable. The maximum exposure to credit risk is equal to the carrying value of the financial assets.

The objective of managing counterparty credit risk is to prevent losses in financial assets. The Company assesses the credit quality of the counterparties, taking into account their financial position, past experience and other factors. Management also monitors the utilization of credit limits regularly. In cases where the credit quality of a client does not meet the Company’s requirements, a cash deposit is received before any services are provided. As at December 31, 2008, the Company held no deposits.

The carrying amount of accounts receivable are reduced through the use of an allowance account and the amount of the loss is recognized in the income statements within the operating expenses. When a receivable balance is considered uncollectible, it is written off against the allowance for accounts receivable. Subsequent recoveries of amounts previously written off are credited against operating expenses in statements of operations.

	2008	2007
Gross accounts receivable	$15,538	$12,389
Accounts receivable over 90 days from invoice date	945	423
Allowance for doubtful accounts	$(597)	$(53)

All of the accounts receivables are pledged as collateral for the Company’s credit facilities [note 6].

Liquidity risk

Liquidity risk arises through having excess financial obligations over available financial assets at any point in time. The Company’s objective in managing liquidity risk is to maintain sufficient readily available reserves in order to meet its liquidity requirements at any point in time. The Company achieves this by maintaining sufficient cash and cash equivalents and through the availability of funding from committed credit facilities. As at December 31, 2008, the Company was holding cash of $1.1 million and had undrawn lines of credit available to it of $3.9 million.

The contractual maturities of the Company’s financial liabilities have been presented in the Company’s consolidated financial statements for the year ended December 31, 2008.

Management of capital

The Company defines capital that it manages as the aggregate of its shareholders’ equity and interest bearing debt. The Company’s objectives when managing capital are to ensure that the Company will continue as a going concern, so that it can provide products and services to its customers and returns to its shareholders.

As at December 31, 2008, total managed capital was $42.9 million [2007 - $43.1 million] comprised of shareholders’ equity of $27.5 million [2007 - $29.7 million] and interest bearing debt of $15.4 million [2007 - $13.4 million]. $0.5 million of the long-term debt at December 31, 2008 [2007 - $1.2 million] is non-interest bearing and is therefore not included in the calculation of interest bearing debt.

The Company manages its capital structure in a manner to ensure that it stays within its various financing covenants and to ensure that it has adequate resources to meet its financial needs.

Notes to Consolidated Financial Statements of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands except number of shares and per share amounts, unless otherwise noted]

As at December 31, 2008 and 2007, the above capital management criteria are illustrated as follows:

	2008	2007
Business Development Bank of Canada covenants

Maximum term debt to equity ratio of 0.75:1
Term debt	12,267	9,366
Equity	27,449	29,698
Actual ratio	0.45:1	0.32:1
Maximum debt to equity ratio	0.75:1	0.50:1

Minimum working capital ratio of 1.2:1
Current assets	23,179	19,965
Current liabilities	17,808	13,794
Actual ratio	1.30:1	1.45:1
Minimum working capital ratio	1.20:1	1.20:1

Bank of Montreal covenants

Tangible book value minimum of $24.0 million
Book value	27,450	29,698
Less: leasehold improvements	1,570	1,680
Less: deferred financing fees	(292)	(169)
Actual tangible book value	25,572	27,852
Minimum tangible book value	24,000	24,000

Earnings before interest, taxes, depreciation and amortization [a non-GAAP measure] - trailing 4 quarters
EBITDA	3,388	—
Minimum EBITDA rolling 4 quarters	2,826	—

13. SUPPLEMENTAL CASH FLOW INFORMATION

The components of the net change in non-cash working capital balances related to operations consists of the following:

	2008	2007	2006
Accounts receivable	$(937)	$468	$91
Inventories	(1,007)	540	(468)
Prepaid expenses	168	(312)	797
Income taxes recoverable/payable	37	103	47
Accounts payable and accrued liabilities	2,181	(2,057)	581

	$442	$(1,258)	$1,048

14. SEGMENT INFORMATION

The Company has one reportable business segment - the design and manufacture of PCBs. Geographic sales information has been provided to distinguish sales to customers in the U.S. and Europe from sales to customers in Canada.

	2008	2007	2006
Sales to customers in:
Europe	$2,967	$4,789	$7,148
Canada	26,283	25,188	27,649
United States	51,790	55,440	57,250

	$81,040	$85,417	$92,047

Notes to Consolidated Financial Statements of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands except number of shares and per share amounts, unless otherwise noted]

15. RELATED PARTY TRANSACTIONS

The Company did not have any related party transactions during 2008. During 2007, the Company commissioned the services of two directors to provide services in connection with the design of the infrastructure and review of progress of the Company’s Sheppard facility. The Company paid approximately $21,000 for these services. Another director provided financial consulting services for which the Company paid approximately $18,000. There were no related party transactions during 2006.

16. CANADIAN AND UNITED STATES ACCOUNTING DIFFERENCES

The Company’s consolidated financial statements have been prepared in accordance with Canadian GAAP. The significant differences between Canadian and U.S. GAAP, and their effects on the consolidated financial statements are described below:

Consolidated statements of operations

The following table reconciles net (loss) income and comprehensive (loss) income, as reported in the accompanying consolidated statements of operations and comprehensive (loss) income, respectively, to net income (loss) and comprehensive income (loss) that would have been reported had the consolidated financial statements been prepared in accordance with U.S. GAAP.

	2008	2007	2006
Net income (loss) and comprehensive income (loss) under Canadian GAAP	$(2,315)	$(3,211)	$2,060

Capitalization of interest incurred for Sheppard expansion (1)	8	22	52
Stock-based compensation expense (2)	6	(63)	(3)

Net income (loss) and comprehensive income (loss) under U.S. GAAP	$(2,301)	$(3,252)	$2,109

The following table details the U.S. GAAP basic and diluted income (loss) per share.

	2008	2007	2006
Net income (loss) attributable to common shareholders - basic and diluted	$(2,301)	$(3,252)	$2,109
Weighted average shares - basic	18,622,855	18,642,886	18,614,607
Weighted average shares - diluted	18,622,855	18,642,886	18,789,966
Basic earnings (loss) per share	(0.12)	(0.17)	0.11
Diluted earnings (loss) per share	$(0.12)	$(0.17)	$0.11

	2008	2007	2006
Shareholders’ equity under Canadian GAAP	$27,450	$29,698	$32,800
Cumulative U.S. GAAP adjustments	22	8	49

Shareholders’ equity under U.S. GAAP	$27,472	$29,706	$32,849

	2008	2007	2006
The balance sheet differences are as follows
Current assets under Canadian GAAP	$23,179	$19,965	$21,679
Restricted cash [3]	(397)	—	—

Current assets under U.S. GAAP	$22,782	$19,965	$21,679

Notes to Consolidated Financial Statements of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands except number of shares and per share amounts, unless otherwise noted]

1.	The Company consolidated its Toronto facilities into one building at Sheppard Avenue over the period from 2006-2009. Under U.S. GAAP, interest incurred on loans is required to be capitalized as part of the historical cost of acquiring certain assets that require a period of time to get them ready for intended use if the effect is material [SFAS 42]. Under Canadian GAAP this treatment is acceptable, but not required. The Company does not capitalize any interest under its Canadian GAAP statements.
2.	Under U.S. GAAP share-based payments [SFAS 143 (R)], companies are required to expense the fair value of stock-based compensation awards through operations, including estimating forfeitures at the time of grant in order to estimate the amount of stock-based awards that will ultimately vest. Under Canadian GAAP there is an option to exclude the forfeitures in valuing the stock-based compensation expense and to account for them when they occur. The Company has excluded any expected forfeitures in the estimates of the stock-based compensation expenditure and forfeitures were recorded when they occurred.
3.	Under U.S. GAAP restricted cash should not be included in current assets.

17. COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS

The comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 2008 consolidated financial statements.

18. SUBSEQUENT EVENTS

Restructuring

During the second quarter of 2009 and July of 2009, the Company initiated wide ranging restructuring efforts, both in operations and administration, to reduce cost and return to profitability. These efforts include the following actions:

•	Continuing consolidation efforts among the Company’s Toronto facilities;

•	Reducing direct and indirect labour hours through shift reductions and layoffs;

•	10% pay cuts and wage reductions for indirect and salaried employees;

•	Reductions in benefits;

•	Discounts from suppliers;

•	Implementing energy conservation measures;

•	Consolidation of IT functions; and

•	Various cuts in selling, general and administration departments.

The restructuring plan resulted in a charge for severance expense of $0.6 million during the third quarter of 2009 and as at September 30, 2009, the Company has $0.6 million accrued for severance costs.

During the fourth quarter of 2009 an additional $1.9 million was recorded for severances including severance for termination of the CEO and the CFO of the Company.

BDC Advances

The following advances were made on the BDC facilities:

In January 2009, the Company made a U.S. $0.6 million [$0.7 million] draw against the U.S. $3.0 million facility [$3.2 million] for equipment. In August 2009, the Company made an additional draw of U.S. $0.7 million [$0.8 million] and the final draw of U.S. $0.1 million [$0.1 million] was made in October 2009.

In January 2009, the Company made a $0.7 million draw against the facility for infrastructure. In March 2009, the Company drew an additional $0.3 million, its final advance against the facility.

Notes to Consolidated Financial Statements of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands except number of shares and per share amounts, unless otherwise noted]

The BDC loans require the Company to maintain a minimum consolidated working capital ratio of 1.2:1 and a long-term debt/tangible equity ratio of 0.75:1. Both loans are collateralized by the Company’s Toronto land and building, and include the requirement for the guarantee of 25% of the loan balance by Coretec Holdings Inc, a wholly-owned subsidiary, which owns the shares of the Company’s U.S. companies.

Effective March 31, 2009, the Company has committed to pay a monthly standby fee on the undisbursed facility of 3% per annum.

At June 30, 2009, the Company was in default on the working capital covenant for its term debt with BDC. The Company received a waiver from the BDC on this default on August 13, 2009.

At September 30, 2009, the Company was in default on the working capital covenant for its term debt with BDC. The Company received a waiver from BDC on this default on November 9, 2009.

Revolving line of credit

On March 24, 2009, the Company entered into a new three year, $10 million asset based lending [“ABL”] revolving credit line with Wells Fargo to be used for day-to-day working capital and other expenditures. Wells Fargo holds a general security agreement on all of the Company’s assets except for the Company’s buildings and real estate, where it holds a second ranking charge behind the BDC, GE Capital and Zion’s Bank. The covenants for this facility include a requirement for the Company to achieve “EBITDA” targets [earnings before interest, taxes, depreciation and amortization] on a quarterly basis, net income targets on a monthly basis, as well as to comply with certain other covenants. The initial proceeds from the Wells Fargo loan were used to repay outstanding Bank of Montreal loans and the new revolving credit line with Wells Fargo Canada replaced the Bank of Montreal’s revolving credit facility.

Fund availability under the revolving line of credit is calculated as eligible accounts receivable, less bank reserves and less the loan balance outstanding. Bank reserves are comprised of a general reserve and amounts deemed necessary by Wells Fargo to cover priority payables.

At June 30, 2009, the Company was in default of the EBITDA and stop loss covenants, for which it received a waiver from Wells Fargo on August 13, 2009.

The waiver from Wells Fargo included the following amendments, among others, to the terms of the Wells Fargo Credit Agreement:

•	Interest rate increased to the greater of Canadian or U.S. Prime rate [as applicable] plus 5% or 7.25% per annum;

•	Minimum EBITDA covenants exclude normalizing adjustments for losses with respect to foreign exchange; and

•	Revised EBITDA and Net Income covenants to reflect the Company’s reforecast for 2009.

Private Placement

On October 22, 2009 the Company announced that it is proposing to complete a non-brokered private placement of up to 1,000 units of the Company, each unit consisting of one convertible debenture of the Company in the principal amount of $1 and 10,000 common share purchase warrants of the Company constituting, in aggregate, $1,000 principal amount of Convertible Debentures and 10,000,000 Warrants, with the proceeds thereof to be used for general working capital purposes. The Company obtained approval for the private placement from the TSX with completion required prior to November 30, 2009 but was subsequently abandoned as a result of DDI Corp. [“DDi”] agreement to purchase the shares of the Company.

Sale of Coretec Inc.

On October 26, 2009, DDi announced a proposal to acquire all outstanding shares of the Company for approximately $3.6 million [U.S. $3.4 million] in cash or stock and assumption of the Company’s debt.

Notes to Consolidated Financial Statements of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands except number of shares and per share amounts, unless otherwise noted]

At the Company’s board meeting on November 9, 2009, the Company’s board of directors clarified the Company’s Share Option Plan and DSU plan and approved vesting of all unvested Options and DSU’s upon occurrence of a change of control transaction.

On November 24, 2009, DDi and the Company entered into a definitive agreement [the “Agreement”] pursuant to which DDi agreed to acquire the Company for approximately $25.2 million [U.S. $23.5 million], comprised of approximately $7.4 million in cash for the Company’s common stock and the assumption of $17.8 million of the Company’s debt outstanding as of September 30, 2009. The acquisition will be effected by way of a plan of arrangement under the Business Corporations Act (Ontario) [the “Arrangement”]. Under the Arrangement, the Company’s shareholders will receive $0.38 per common share of the Company.

On December 29, 2009, at a special meeting held, the Company’s shareholders voted over 99% in favour of a special resolution to approve DDi’s acquisition of the Company.

As part of the acquisition of the Company, the CEO and the CFO of the Company were terminated effective December 31, 2009.

On December 31, 2009, the sale of the Company to DDi was completed and the Company was delisted from the Toronto Stock Exchange.

TO THE SHAREHOLDERS OF CORETEC INC.

The consolidated balance sheet of Coretec Inc. as at September 30, 2009, and the consolidated statements of operations and cumulative loss, and cash flows for the three and nine month periods then ended have not been reviewed by the Company’s auditors, Ernst & Young LLP. These financial statements are the responsibility of management and have been reviewed and approved by the Company’s audit committee.

Coretec Inc.

CONSOLIDATED BALANCE SHEETS

[Canadian dollars in thousands - unaudited]

	September 30, 2009	December 31, 2008
ASSETS
Current
Cash	$388	$1,130
Restricted cash [note 3]	—	397
Accounts receivable	10,782	15,538
Inventories [note 4]	4,807	5,356
Prepaid expenses	457	576
Income taxes recoverable	289	182

Total current assets	16,723	23,179

Property, plant and equipment, net	30,893	32,122
Other assets [note 5]	70	147

TOTAL ASSETS	47,686	55,448

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Operating bank indebtedness	583	—
Revolving line of credit [note 6]	4,552	3,630
Accounts payable and accrued liabilities	7,894	11,882
Current portion of long-term debt [note 6]	1,422	2,077
Income taxes payable	260	219

Total current liabilities	14,711	17,808

Long-term debt [note 6]	10,725	10,190

Total liabilities	25,436	27,998

Contingencies (note 15)

Shareholders’ equity
Share capital [note 7]	60,976	60,973
Share capital held by long-term incentive plan [note 7]	—	(11)
Contributed surplus [note 7]	870	821
Deficit	(39,596)	(34,333)

Total shareholders’ equity	22,250	27,450

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$47,686	$55,448

See accompanying notes to consolidated financial statements

Coretec Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND CUMULATIVE LOSS

[Canadian dollars in thousands except per share amounts - unaudited]

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Sales [note 12]	$16,258	$20,299	$54,400	$58,201
Cost of sales	14,972	17,861	49,940	51,484

Gross profit	1,286	2,438	4,460	6,717

Expenses
Selling, general and administrative	2,772	2,925	8,247	8,019

Loss from operations, before the following:	(1,486)	(487)	(3,787)	(1,302)

Interest and other expenses, net [note 9]	281	145	805	512
Foreign exchange (gain) loss [note 10]	166	(58)	700	51
(Gain) loss on disposal of property, plant and equipment, net	13	(42)	(145)	(52)

Loss before income taxes	(1,946)	(532)	(5,147)	(1,813)

Income taxes	63	—	116	5

Net loss for the period	(2,009)	(532)	(5,263)	(1,818)

Cumulative loss, beginning of period	(37,587)	(33,304)	(34,333)	(32,018)
Cumulative loss, end of period	(39,596)	(33,836)	(39,596)	(33,836)

Loss per share [note 8]
Net loss per share, basic and diluted	$(0.11)	$(0.03)	$(0.29)	$(0.10)

See accompanying notes to consolidated financial statements

Coretec Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

[Canadian dollars in thousands - unaudited]

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
OPERATING ACTIVITIES
Net loss for the period	$(2,009)	$(532)	$(5,263)	$(1,818)

Non-cash items
Depreciation and amortization	1,041	1,039	3,222	3,274
Stock-based compensation [note 7]	25	29	49	44
(Gain) loss on disposal of property, plant and equipment	13	(42)	(145)	(52)
Long-term incentive plan compensation [note 7]	—	18	11	71
Amortization of deferred finance charges	16	21	93	61

	(914)	533	(2,033)	1,580
Change in restricted cash [note 3]	110	—	397	—
Net change in non-cash working capital balances related to operations [note 11]	969	153	1,258	(138)

Cash provided (used) by operating activities	165	686	(378)	1,442

FINANCING ACTIVITIES
Increase in long-term debt	832	3,690	2,548	3,690
Repayment of long-term debt	(484)	(629)	(1,760)	(1,134)
Deferred finance fees	—	—	(341)	—
Proceeds on share capital	3	—	3	—
Increase in other liabilities	—	(674)	—	—
Increase (decrease) in line of credit	(196)	(2,678)	922	(2,735)

Cash provided (used) by financing activities	155	(291)	1,372	(179)

INVESTING ACTIVITIES
Purchase of property, plant and equipment	(325)	(363)	(1,993)	(4,298)
Decrease in short term deposit	—	—	—	1,050
Proceeds on disposal of property, plant and equipment	(13)	—	145	—
(Increase) decrease in other assets	50	(49)	77	325

Cash used in investing activities	(288)	(412)	(1,771)	(2,923)

Foreign exchange effect on cash	29	(199)	35	144

Net increase (decrease) in cash during the period	61	(216)	(742)	(1,516)
Cash, beginning of period	327	529	1,130	1,829

Cash, end of period	388	313	388	313

Supplemental cash flow information
Income taxes paid	30	—	48	—
Interest paid	$280	$150	$700	$364

See accompanying notes to consolidated financial statements

Notes to Unaudited Consolidated Financial Statement of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands of Canadian dollars except number of shares and per share amounts, unless otherwise noted]

1. NATURE OF OPERATIONS

The printed circuit board industry as a whole and the Company in particular, experienced a significant downturn in volumes in the six months ended June 30, 2009 as compared to the prior year. In the three months ended September 30, 2009 the Company and the industry as a whole began to see some improvement in bookings and shipments. The Company has experienced eleven consecutive quarters of losses.

During the second quarter of 2009 and July of 2009 the Company initiated wide ranging restructuring efforts, both in operations and administration, to reduce cost and return to profitability. These efforts include the following actions:

•	Continuing consolidation efforts among the Company’s Toronto facilities

•	Reducing direct and indirect labour hours through shift reductions and layoffs

•	10% pay cuts and wage reductions for indirect and salaried employees

•	Reductions in benefits

•	Discounts from suppliers

•	Implementing energy conservation measures

•	Consolidation of IT functions

•	Various cuts in selling, general and administration departments

The Company believes that these actions will enable it to return to profitability. However, the Company’s ability to continue as a going concern is dependent on the Company’s ability to return to positive cash flow and to comply with the covenants and other requirements of its lending institutions.

The restructuring plan resulted in a charge for severance expense of $0.6 million during the third quarter of 2009 and as at September 30, 2009 the Company has $0.6 million accrued for severance costs. The Company continues to analyze its staffing levels and believes additional redundancies are likely over the remainder of 2009.

At September 30, 2009 the Company was in default on the working capital covenant for its term debt with Business Development Bank of Canada (“BDC”). The Company received a waiver from BDC on November 9, 2009.

These financial statements do not reflect adjustments to the carrying value of assets and liabilities and the reported expenses and balance sheet classifications of assets and liabilities that would be necessary should the going concern assumption be inappropriate, and such adjustments could be material.

2. BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) with respect to the preparation of interim financial information. These unaudited interim consolidated financial statements are prepared using the same accounting policies and application thereof as the consolidated financial statements for the year ended December 31, 2008. They do not include all the information and disclosure required by GAAP for annual financial statements, and should be read in conjunction with the December 31, 2008 consolidated financial statements.

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Effective January 1, 2009, the Company adopted the following accounting standards recently issued by the Canadian Institute of Chartered Accountants (CICA):

Notes to Unaudited Consolidated Financial Statement of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands of Canadian dollars except number of shares and per share amounts, unless otherwise noted]

Goodwill and intangible assets and other standards

In January 2008, the CICA issued Handbook Section 3064, “Goodwill and Intangible Assets”, and amended Handbook Section 1000, “Financial Statement Concepts”, and Accounting Guideline 11 “Enterprises in the Development Stage” and withdrew Handbook Section 3450, “Research and Development Costs”. The Handbook clarifies that costs may only be deferred when they relate to an item that meets the definition of an asset. The concept of matching revenues and expenses remains appropriate for allocating the cost of an asset that is consumed in general revenue over multiple reporting periods. Handbook Section 3064 replaces Handbook Section 3062 and provides extensive guidance on when expenditures qualify for recognition as intangible assets. These changes are effective for fiscal years beginning on or after October 1, 2008. The adoption of this accounting standard has no significant impact on the Company’s financial statements.

Credit risk and the fair value of financial assets and financial liabilities

EIC 173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities. This guidance clarified that an entity’s own credit risk and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities including derivative instruments. Adoption of this guidance had no significant impact on the Company’s consolidated financial statements.

International financial reporting standards [“IFRS”]

On February 13, 2008, the AcSB confirmed that publicly accountable enterprises will be required to adopt IFRS in place of Canadian GAAP for interim and annual reporting purposes for fiscal years beginning on or after January 1, 2011. A limited number of converged or IFRS-based standards will be incorporated into Canadian GAAP prior to 2011, with the remaining standards to be adopted at the change over date. The Company has an internal initiative underway for the conversion process and is evaluating the potential impact of the conversion to IFRS on its consolidated financial statements. At this time, the impact on the Company’s future financial position and results of operations is not determinable.

Change in estimate – finished goods inventory spares

During the second quarter of 2009 the Company changed its estimate for valuing inventory spares included in finished goods inventory to better reflect the sales of spares to its customers. This change in estimate resulted in an increase in income during the second quarter of 2009 of $0.5 million.

3. RESTRICTED CASH

As at September 30, 2009 the Company has $nil restricted cash [$0.4 million – December 31, 2008]. The 2009 balance represented collateral for the use of the Company’s credit cards. In July 2009 the Company cancelled all these credit cards with Bank of Montreal (“BMO”) and on August 10, 2009 BMO removed the requirement for cash collateral. The December 2008 balance represented the deposit on a margin call on forward exchange contracts. This amount was returned to the Company in January 2009.

4. INVENTORIES

Inventories consist of the following:

	September 30, 2009	December 31, 2008
Raw materials	$1,868	$2,232
Work-in-process	1,432	1,843
Finished goods	1,507	1,281

	$4,807	$5,356

Notes to Unaudited Consolidated Financial Statement of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands of Canadian dollars except number of shares and per share amounts, unless otherwise noted]

At September 30, 2009 and December 31, 2008 the Company netted a provision of $0.6 million against inventories.

5. OTHER ASSETS

	September 30, 2009	December 31, 2008
Deferred financing charges, net	$—	$15
Deposits on machinery and equipment	70	132

	$70	147

6. BANK INDEBTEDNESS AND LONG-TERM DEBT

Revolving line of credit

On March 24, 2009, the Company entered into a new three year, $10 million asset based lending [“ABL”] revolving credit line with Wells Fargo to be used for day-to-day working capital and other expenditures. Wells Fargo holds a general security agreement on all of the Company’s assets except for the Company’s buildings and real estate, where it holds a second ranking charge behind the BDC, GE Capital and Zion’s Bank. The covenants for this facility include a requirement for the Company to achieve “EBITDA” targets [earnings before interest, taxes, depreciation and amortization] on a quarterly basis, net income targets on a monthly basis, as well as to comply with certain other covenants. The amount of funding available under the line is based on 82% of eligible accounts receivable. The revolver loan currently bears interest at the Canadian Prime Rate plus 5.25% [currently 7.50%], payable monthly. The initial proceeds from the Wells Fargo loan were used to repay outstanding Bank of Montreal loans and the new revolving credit line with Wells Fargo Canada replaces the Bank of Montreal’s revolving credit facility.

At June 30, 2009 the Company was in default of the EBITDA and stop loss covenants, for which it received a waiver from Wells Fargo on August 13, 2009.

The waiver from Wells Fargo included the following amendments, among others, to the terms of the Wells Fargo Credit Agreement:

•	Interest rate increased to the greater of Canadian or US Prime rate (as applicable) plus 5% or 7.25% per annum

•	Minimum EBITDA covenants exclude normalizing adjustments for losses with respect to foreign exchange

•	Revised EBITDA and Net Income covenants to reflect the Company’s reforecast for 2009

At September 30, 2009 there was $4.6 million outstanding on the revolving line of credit [$3.6 million – December 31, 2008]. Fund availability under the revolving line of credit is calculated as eligible accounts receivable, less bank reserves and less the loan balance outstanding. Bank reserves are comprised of a general reserve and amounts deemed necessary by Wells Fargo to cover priority payables. Fund availability on the revolving loan at September 30, 2009 was $1.9 million (in addition to the amount outstanding).

Long Term Debt

In January 2009, the Company made a $0.7 million draw against the BDC facility for infrastructure. In March 2009, the Company drew an additional $0.3 million, its final advance against the facility.

In January 2009, the Company made a US$0.6 million [$0.7 million CAD] draw against the US$3.0 million facility [$3.2 million CAD] for equipment. In August 2009, the Company made an additional draw of US$0.8 million [$0.8 million CAD] and the final draw of US$0.1 million [$0.1 million CAD] was made in October 2009.

Notes to Unaudited Consolidated Financial Statement of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands of Canadian dollars except number of shares and per share amounts, unless otherwise noted]

The BDC loans require the Company to maintain a minimum consolidated working capital ratio of 1.2:1 and a long term debt/tangible equity ratio of 0.75:1. Both loans are collateralized by the Company’s Toronto land and building, and include the requirement for the guarantee of 25% of the loan balance by Coretec Holdings Inc, a wholly owned subsidiary, which owns the shares of the Company’s U.S. companies. At September 30, 2009 the Company was in default of the working capital ratio, for which it received a waiver from BDC on November 9, 2009.

Effective March 31, 2009, the Company has committed to pay a monthly standby fee on the undisbursed facility of 3% per annum.

Long term debt consists of the following loans:

	September 30 2009	December 31, 2008
BDC	$1,239	$1,656
BDC - equipment loan	2,704	1,780
GE Capital mortgage	1,455	1,676
BDC - infrastructure loan	5,043	4,255
BDC - building loan	503	653
Zions Bank	1,666	1,916
Capital leases	79	623
Deferred finance charges	(542)	(292)

	12,147	12,267
Less current portion	(1,422)	(2,077)

	$10,725	$10,190

7. SHARE CAPITAL

Authorized

Authorized share capital is comprised of an unlimited number of voting common shares with no par value.

Issued and outstanding

	September 30, 2009		December 31, 2008
	Number of Shares	Cost of Shares	Number of Shares	Cost of Shares
Total share capital issued	18,021,807	$61,077	18,642,886	$61,170
Normal Course Issuer bid	—	—	(621,079)	(93)
Total Share Capital Issued	18,021,807	61,077	18,021,807	61,077
Less: Advance to shareholder	—	(101)	—	(104)
Closing balance	18,021,807	$60,976	18,021,807	$60,973

The advance to shareholder at September 30, 2009 is non-interest bearing, is due July 2011, and is secured by a promissory note and a pledge of common shares of the Company. The carrying value of the advances as at September 30, 2009 was $101. The shares pledged as collateral for these advances had a fair market value of $2 (27,000 shares) at September 30, 2009.

Share options

The Company has established a share option plan [the “Share Option Plan”]. Under the Share Option Plan, the Company may grant up to 1,900,000 options to purchase Common Shares to full-time employees, officers, directors and designated consultants of the Company. Options are granted at a price that is not less than the fair market value at the date of the grant. As at September 30, 2009, there were 1,382,500 [1,139,000 – December 31, 2008] options outstanding.

Notes to Unaudited Consolidated Financial Statement of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands of Canadian dollars except number of shares and per share amounts, unless otherwise noted]

The options granted to date under the Share Option Plan become exercisable on a cumulative basis, as to one-third per year upon each of the first, second and third anniversaries of their issue. The options expire five years from the date of issue.

The following is a share option continuity schedule for the nine months ended September 30, 2009 as compared to the year ended December 31, 2008.

	September 30, 2009		December 31, 2008
	Options #	Weighted- average exercise price ($)	Options #	Weighted- average exercise price ($)

Outstanding, beginning of period	1,139,000	0.94	997,334	1.30
Granted	550,000	0.13	400,000	0.31
Exercised	—	—	—	—
Forfeited	(220,000)	1.02	—	—
Expired	(86,500)	2.40	(258,334)	1.35
Outstanding, end of period	1,382,500	0.52	1,139,000	0.94

Exercisable, end of the period	515,825	0.91	495,657	1.33

Stock based compensation

For the three and nine months ended September 30, 2009, the Company recognized stock based compensation expense of $25 and $49, respectively [$29 and $44 for the three and nine month period ended September 30, 2008] for stock options awards. The fair value of the options granted was estimated at the date of the grant using the Black-Scholes option pricing model with the following assumptions: risk-free rate of 4.5%; expected life of five years; volatility of 85% and dividend yield of nil. During the three and nine month period ended September 30, 2009 550,000 [400,000 – 2008] options were granted.

Long-Term Incentive Plan

During 2006, the Company introduced a LTIP whereby one half of any bonus conferred to any member of the executive team is delivered to the LTIP Trust. The LTIP Trust will then use the funds to purchase shares of the Company. Any portion of the remaining bonus may be received in cash or voluntarily directed to the LTIP Trust. The shares are held by the LTIP Trust for 35 months (the deferral period), at which time they are provided to the executive (net of any required withholding taxes).

During the three and nine month period ended September 30, 2009 no common shares were purchased by the LTIP Trust. During the three and nine month period ended September 30, 2009 the Company recorded compensation expense for LTIP shares of $nil and $11, respectively [$18 and $71 for the three and nine month period ended September 30, 2008, respectively] the vesting of shares during the period.

Normal course issuer bid [“NCIB”]

During 2008, the Company established a NCIB and repurchased 621,079 of its common shares at a cost of $93. In January 2009, the Company established a NCIB to repurchase up to a further 900,000 of its outstanding common shares. The NCIB expires on January 14, 2010. There were no shares repurchased under the NCIB during the first nine months of 2009.

Notes to Unaudited Consolidated Financial Statement of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands of Canadian dollars except number of shares and per share amounts, unless otherwise noted]

8. LOSS PER SHARE

In accordance with the CICA Section 3500, “Earnings per Share”, the earnings (loss) per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. The calculation for the quarters presented is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Basic and diluted loss per share:
Loss	$(2,009)	$(532)	$(5,263)	$(1,818)

Weighted average number of common shares outstanding	18,021,807	18,642,886	18,021,807	18,642,886

Basic loss per share	($0.11)	($0.03)	($0.29)	($0.10)

9. INTEREST AND OTHER EXPENSES

Interest and other expenses comprise the following:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Interest expense (net)	$265	$124	$712	$451
Amortization of deferred finance charges	16	21	93	61

	$281	$145	$805	$512

10. FINANCIAL INSTRUMENTS AND RISK MANAGMENT

Fair Value

The carrying values of cash, accounts receivable, bank indebtedness and accounts payable and accrued liabilities approximate their fair values due to the relatively short periods to maturity of these instruments. The fair values of other financial assets and liabilities are not materially different from their carrying values. As a result of the volatility in the credit markets and the difficulties companies now face obtaining debt financing, the fair value of the company’s debt is indeterminable.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. During the three months ended September 30, 2009, the largest single customer comprised approximately 6.7% of sales [2008 - 6.9%]. At September 30, 2009, the largest single customer represented approximately 5.6% of trade receivables [2008 - 5.8%].

Foreign exchange risks and commitments

The Company is exposed to market risk in foreign currency rates as a substantial portion of the Company’s revenues are denominated in US dollars and a substantial portion of its costs and expenses are denominated in Canadian dollars.

Notes to Unaudited Consolidated Financial Statement of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands of Canadian dollars except number of shares and per share amounts, unless otherwise noted]

Approximately 70-90% of revenues of the Canadian operations and approximately 20% of its operational expenses are transacted in US dollars. As a result, the Company has transaction exposures because of volatility in the exchange rate between the Canadian and US dollar.

To minimize currency exposure, the Company has historically converted a portion of its US dollar cash flows to Canadian dollars through foreign currency contracts. As at September 30, 2009 the notional amount of FX contracts totaled US$1.3 million (purchases of Canadian dollars) with a fair value of $26.

At September 30, 2009, 86% [December 31, 2008 - 87%] of trade accounts receivable are denominated in US dollars.

The Company operates in Canada and the US. The functional and reporting currency of the Company is the Canadian dollar, however even in the Canadian operations approximately 70-90% of revenue is transacted in USD. Foreign exchange risk arises because the amount of the local currency receivable or payable for the transactions denominated in foreign currencies may vary due to changes in the exchange rates [“transaction exposures”] and because the non-Canadian dollar denominated USD monetary balances of subsidiaries of the Company fluctuate on consolidation into Canadian dollar [“translation exposures”].

Interest rate risk

The Company’s interest rate risk primarily arises from its floating rate debt in particular its revolving line of credit and BDC loans. At September 30, 2009, $14.0 million of the Company’s total debt is subject to movements in floating interest rates [December 31, 2008 - $10.3 million].

Credit Risk

Credit risk arises from cash and cash equivalents held with banks and financial institutions, foreign exchange forward contracts as well as credit exposure to clients, including outstanding accounts receivable. The maximum exposure to credit risk is equal to the carrying value of the financial assets.

The objective of managing counterparty credit risk is to prevent losses in financial assets. The Company assesses the credit quality of the counter parties, taking into account their financial position, past experience and other factors. Management also monitors the utilization of credit limits. In cases where the credit quality of a client does not meet the Company’s requirements, a cash deposit is received before any services are provided. As at September 30, 2009, the Company held deposits of $nil [December 2008 – $nil].

The carrying amount of accounts receivable are reduced through the use of an allowance account and the amount of the loss is recognized in the income statement within the operating expenses. When a receivable balance is considered uncollectible, it is written off against the allowance for doubtful accounts. Subsequent recoveries of amounts previously written off are credited against operating expenses in the income statement.

	September 30, 2009	December 31, 2008
Gross accounts receivable	$10,908	$15,538
Accounts receivable over 90 days from invoice date	510	945
Allowance for doubtful accounts	$(126)	$(597)

Liquidity risk

Liquidity risk arises through having excess of financial obligations over available financial assets at any point in time. The Company’s objective in managing liquidity risk is to manage its working capital closely. As at September 30, 2009, the Company was holding unrestricted cash and cash equivalents of $0.4 million and had undrawn lines of credit available to it of $1.9 million and operating bank indebtedness of $0.6 million.

Notes to Unaudited Consolidated Financial Statement of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands of Canadian dollars except number of shares and per share amounts, unless otherwise noted]

The contractual maturities of the Company’s financial liabilities were presented in the Company’s consolidated financial statements for the year ended December 31, 2008.

As at September 30, 2009 and December 31, 2008 the above capital management criteria are illustrated as follows (amounts in $000’s, except for ratios)

	September 30, 2009	December 31, 2008
Business Development Bank of Canada Covenants

Maximum term debt to equity ratio of 0.75:1
Term debt per Financial Statements	12,147	12,267
Equity per Financial Statements	22,250	27,449
Actual Ratio	0.55:1	0.45:1
Maximum debt to equity ratio	0.75:1	0.75:1

Minimum working capital ratio of 1.2:1
Current assets as per Financial Statements	16,723	23,179
Current liabilities as per Financial Statements	14,711	17,808
Actual Ratio (waived at September 30, 2009)	1.14:1	1.30:1
Minimum working capital ratio	1.20:1	1.20:1

Wells Fargo Canada Covenants

Minimum EBITDA loss of $700 for current quarter [a non–GAAP measure]
EBITDA loss – For current quarter (July 2009 – September 2009)	624	N/A

Maximum net loss for current quarter of $2,577
Aggregate maximum stop loss for current quarter (July 2009 - September 2009)	2,009	N/A

Maximum capital expenditures of $4.4 million for 2009
Total capital expended	1,993	N/A
Maximum expenditure allowed	4,400	N/A

11. SUPPLEMENTAL CASH FLOW INFORMATION

The components of the net change in non-cash working capital balances related to operations consists of the following:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Accounts receivable	$630	$145	$3,774	$(826)
Inventories	725	(51)	283	(854)
Prepaid expenses	(112)	(333)	105	(37)
Income taxes (net)	(76)	—	(42)	—
Accounts payable, accrued liabilities and operating bank indebtedness	(198)	392	(2,862)	1,579

	$969	$153	$1,258	$(138)

Notes to Unaudited Consolidated Financial Statement of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands of Canadian dollars except number of shares and per share amounts, unless otherwise noted]

12. SEGMENT INFORMATION

The Company has one reportable business segment - the design and manufacture of PCBs. Geographic sales information has been provided to distinguish sales to customers in the U.S. and Europe from sales to customers in Canada.

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Sales to customers in
Canada	$4,885	$6,798	$16,397	$18,914
United States	10,662	$12,801	35,801	36,871
Europe/Other	711	700	2,202	2,416

	$16,258	$20,299	$54,400	$58,201

13. MANAGEMENT OF CAPITAL

The Company defines capital that it manages as the aggregate of its shareholders equity and interest bearing debt. The Company’s objectives when managing capital are to ensure that the Company will continue as a going concern, so that it can provide products and services to its customers and returns to its shareholders.

As at September 30, 2009, total managed capital was $39.0 million (December 31, 2008 - $42.9 million) comprised of shareholders’ equity of $22.3 million (December 31, 2008 - $27.5 million) and interest-bearing debt of $16.7 million (December 31, 2008 - $15.4 million).

14. COMPARATIVE FINANCIAL STATEMENTS

The comparative financial statements have been reclassified from statements previously presented to conform to the current periods’ presentation.

The cash flow statement for the three months ended September 30, 2009 reflects reclassifications recorded as at June 30, 2009 between cash, operating bank indebtedness and revolver line of credit.

15. CONTINGENCIES

The former Chief Financial Officer has commenced an action against the Company alleging wrongful termination of employment. The Company is defending the claim.

16. SUBSEQUENT EVENTS

DDi Offer

On Monday October 26, 2009, DDi Corp. announced a proposal to acquire all outstanding shares of Coretec for approximately $3.4 million in cash or stock and assumption of Coretec’s debt.

Long-term debt and revolving line of credit

At September 30, 2009 the Company was in default on the working capital covenant for its term debt with Business Development Bank of Canada (“BDC”). The Company received a waiver from BDC on this default on November 9, 2009.

Notes to Unaudited Consolidated Financial Statement of Coretec Inc.

[All amounts in Canadian dollars and all tabular amounts in thousands of Canadian dollars except number of shares and per share amounts, unless otherwise noted]

Private Placement

On October 22, 2009 the Company announced that it is proposing to complete a non-brokered private placement of up to 1,000 units of the Company, each Unit consisting of one convertible debenture of the Company in the principal amount of $1 and 10,000 common share purchase warrants of the Company constituting, in aggregate, $1,000 principal amount of Convertible Debentures and 10,000,000 Warrants, with the proceeds thereof to be used for general working capital purposes.

The Convertible Debentures will mature on the date that is three years following the closing date of the Private Placement. The rate of interest per annum payable on the outstanding Convertible Debentures will be 12.00% from the date of issue, payable semi-annually in arrears. The Company will satisfy the interest payments, in cash, or half (6.00%) in cash and half (6.00%) in common shares of the Company, where the share price will be based on the weighted average trading price for the 5 trading days prior to the date any such interest becomes due and payable, on December 31 and June 30 of each year, commencing December 31, 2009. The December 31, 2009 interest payment will represent accrued interest for the period from the Closing Date to but excluding December 31, 2009.

The Convertible Debentures will be convertible at the holder’s option into common shares of the Company at any time prior to the Maturity Date, at a conversion price of $0.10 per Common Share, being at a rate of 10,000 Common Shares per $1 principal amount of Convertible Debentures, subject to standard anti-dilution provisions.

Each Warrant shall be exercisable for one Common Share at a price of $0.13 per Common Share at any time prior to 5:00 p.m. (Toronto time) on the date that is three years following the Closing Date;

Pursuant to the Private Placement, up to an aggregate of: (i) 10,000,000 Common Shares are issuable upon conversion of the Convertible Debentures; (ii) 6,000,000 Common Shares are issuable to satisfy future interest payments on the Convertible Debentures; and (iii) 10,000,000 Common Shares are issuable upon exercise of the Warrants, representing approximately 144% of the issued and outstanding common shares of the Company, on a non-diluted basis, prior to issuance. A total of 18,021,807 Common Shares are currently issued and outstanding.

The Private Placement is subject to the approval of the Toronto Stock Exchange and since the Private Placement will: (i) provide for the issuance to insiders of the Company of greater than 10% of the number of outstanding Common Shares; (ii) be deemed under the rules of the TSX to materially affect control of the Company; and (iii) provide for the issuance of greater than 25% of the currently outstanding Common Shares, the rules of the TSX require that the Company obtain approval of the Private Placement from the holders of a majority of the Common Shares, excluding the votes attached to the Common Shares held by the insiders of the Company who are subscribing to the Private Placement and their associates and affiliates. Such approval may be obtained in writing from shareholders without the requirement to convene a shareholders meeting for such purposes. However, the rules of the TSX also allow for exemptions to the shareholder approval requirement in certain circumstances.

As a result of Coretec’s review of recently received proposals from third parties with respect to a possible sale of Coretec, Coretec requested from the TSX, and obtained, an extension to the closing date of its previously announced private placement of debentures and warrants to November 30, 2009.